Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 2020, in the Registration Statement (Form S-4) of DPL Inc. for the registration of $400,000,000 of 4.35% Senior Notes due 2029.

/s/ Ernst & Young LLP
Indianapolis, Indiana
March 6, 2020